Exhibit 99.1
Chart Industries Reports 2015 Fourth Quarter and Year-End Results

Cleveland, Ohio - February 25, 2016 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries, today reported results for the fourth quarter and year ended December 31, 2015. Highlights include:

▪	Solid operational performance in a difficult environment

▪	Robust 2015 operating cash flow of $102 million

▪	Aggressive cost cutting actions totaling $60 million, including a 21% reduction in headcount over the year

▪	Announces AB Klaipėdos nafta LNG award for D&S Europe

▪	2015 book loss driven entirely by non-cash impairment charges described below

Fourth quarter 2015 adjusted earnings were $0.19 per diluted share excluding $258.1 million, or $7.73 per diluted share, of non-cash impairment charges as well as facility shutdown and severance costs recorded in the quarter. The reported net loss for the fourth quarter of 2015 was $230.1 million, or $7.54 per diluted share which includes the impairment charges and other costs noted above. This compares with the fourth quarter of 2014 adjusted earnings of $0.74 per diluted share excluding $3.9 million, or $0.14 per diluted share, of primarily favorable adjustments due to an escrow settlement. Reported net income for the fourth quarter of 2014 was $26.9 million, or $0.88 per diluted share.

For the year, 2015 adjusted earnings were $1.25 per diluted share excluding $265.5 million, or $7.91 per diluted share, of non-cash impairment charges as well as facility shutdown and severance costs. The reported net loss for the year of 2015 was $203.0 million, or $6.66 per diluted share which includes the impairment charges and other costs noted above. This compares with the year 2014 adjusted earnings of $2.63 per diluted share, excluding the impact of acquisition related and facility startup costs and the escrow settlement. Reported net income for the fiscal year 2014 was $81.9 million, or $2.67 per diluted share.

Net sales for the fourth quarter of 2015 were $260.8 million compared to $326.1 million in the comparable period a year ago. Gross profit for the fourth quarter of 2015 was $72.8 million, or 27.9% of sales, versus $96.9 million, or 29.7% of sales, in the comparable quarter of 2014.

Net sales for the year 2015 were $1,040.2 million compared to $1,193.0 million in the comparable period a year ago. Gross profit for 2015 was $288.5 million, or 27.7% of sales, compared to $357.9 million, or 30.0% of sales, in the full year 2014.

“We delivered better than anticipated results in our Energy and Chemicals (“E&C”) segment during the fourth quarter through solid project execution and higher margin, short lead time projects. Our diversified product offering, including industrial, life science, healthcare and niche LNG opportunities, continues to deliver strong free cash flow generation despite the challenges we face in the energy markets. We still see prospects in energy, such as the AB Klaipėdos nafta award announced today, which will be included in first quarter 2016 orders”, stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer.

Mr. Thomas continued, “As we enter 2016 we continue to streamline our operations with the near term outlook of continued low energy prices and macro-economic headwinds. Additional actions were taken in the fourth quarter of 2015 and the beginning of 2016 towards further lowering overhead costs, including further facility closures and eliminating a number of senior level management positions. We have now implemented headcount reductions of 21% since December 31, 2014. These changes allow us to take advantage of opportunities in the current environment. Our strong balance sheet, significant liquidity, ongoing cost reduction initiatives, and flexible cost structure should enable us to continue to generate strong free cash flow and maintain our capability to capitalize when markets recover and customers see a clear path to renewed investment and growth.”

Orders received in the fourth quarter 2015 totaled $231.2 million and were down 9% sequentially, as the third quarter of 2015 included an LNG project award in excess of $40 million in E&C. Backlog at December 31, 2015 was $374.6 million compared to backlog of $416.6 million at September 30, 2015. Backlog for the year is down 41% from the December 31, 2014 level of $640.1 million due to weak E&C order trends and completion of several projects within E&C during 2015. In addition, backlog was reduced during the year by $150 million for the removal of Distribution & Storage (“D&S”) orders, primarily in China. While D&S customers did not cancel these orders, these orders exceeded the expected time of performance and circumstances suggested that our customers were not likely to take delivery in the future. We believe this is primarily due to the impact of lower oil prices and the continued economic slowdown in China.

Selling, general and administrative ("SG&A") expenses for the fourth quarter of 2015 were $53.9 million and included $3.5 million in severance costs due to cost reduction efforts. SG&A as a percent of sales was 20.7% compared with 15.6% in the prior year quarter. Cost reductions during the fourth quarter 2015 and first quarter 2016 were targeted at SG&A.

Net interest expense was $4.0 million for the fourth quarter of 2015, which included $3.0 million of non-cash accretion expense associated with the Company’s Convertible Notes. Net cash interest was $1.0 million.

Cash and short-term investments were $123.7 million at December 31, 2015, which compares with $82.5 million at September 30, 2015. The Company had no borrowings on its $450 million senior secured credit facility, only outstanding letters of credit, which left $421.3 million of available liquidity at December 31, 2015. The non-cash impairment charges, facility shutdown costs and severance costs do not impact the Company’s covenants under its senior credit facility. Therefore, the Company was in compliance with all covenants, including its financial covenants, under the credit facility at December 31, 2015.

SEGMENT HIGHLIGHTS
E&C segment sales decreased 33% to $73.8 million for the fourth quarter of 2015 compared with $110.2 million for the same quarter in the prior year due to lower sales volume in brazed aluminum heat exchangers for natural gas processing and petrochemical applications. E&C gross profit margins were 32.1% in the 2015 quarter compared with 30.2% in the same quarter of 2014. Several short lead time projects contributed about 7% to E&C’s gross margin in the fourth quarter of 2015 and 2% in the same quarter of 2014. Excluding the short lead time projects, gross margins were down due to lower volume and highly competitive markets.

D&S segment sales declined 18% to $131.1 million for the fourth quarter of 2015 compared with $160.0 million for the same quarter in the prior year. The majority of the decline was caused by lower LNG sales volume, primarily in Asia, in addition to the stronger U.S. dollar compared to the prior period, which causes D&S results in Europe and Asia to be lower in dollar terms. D&S gross profit margin increased to 25.9% in the quarter compared with 24.7% a year ago, driven by favorable product mix differences.

BioMedical segment sales remained flat at $55.9 million for the fourth quarter of 2015 compared to the same quarter in the prior year and were negatively impacted by currency. BioMedical gross profit margin declined to 27.0% in the quarter compared with 43.1% for the same period in 2014. The prior year included a $5.0 million receipt from an acquisition escrow settlement related to excess warranty costs for AirSep oxygen concentrators. Excluding the escrow settlement, BioMedical margins would have been 34.2% in the prior period. The decline in the current year quarter margins were due to product mix and higher warranty costs.

OUTLOOK
Given continued low oil prices, macro-economic headwinds, and the weak order trends in our E&C business, 2016 will be a challenging year for Chart. Customer demand and timing of orders will be difficult to predict until confidence in energy prices is regained in the marketplace. Consequently, we have taken, and will continue to take cost reduction actions to appropriately align our cost structure with expected market conditions.

Based on our current backlog and order expectations, net sales for 2016 are expected to be in a range of $900 million to $1.0 billion and diluted earnings per share are expected to be in a range of $0.50 to $1.00 per share with earnings weighted more to the second half of the year. This is based on approximately 30.7 million weighted average shares outstanding. This excludes any restructuring costs as we continue our cost reduction efforts. We currently expect that our capital expenditures for 2016 will range between $20.0 and $25.0 million. Additionally, we are estimating our income tax rate at 34.0% for 2016.

FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company's plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices; our ability to control our costs and successfully manage our operations; a delay in the anticipated timing of LNG infrastructure build out or a delay or failure to receive orders; the potential for negative developments in the natural gas industry related to hydraulic fracturing; competition; potential future impairment of the Company’s significant goodwill and other intangibles; changes in government energy policy or the failure of expected changes in policy to materialize; the modification or cancellation of orders in our backlog; challenges and uncertainties associated with efforts to acquire and integrate product lines or businesses; economic downturns and deteriorating financial conditions; our ability to manage our fixed-price contract exposure; our reliance on key suppliers and potential supplier failures or defects; changes in government healthcare regulations and reimbursement policies; litigation and disputes involving the Company, including product liability, contract, warranty, intellectual property, employment and environmental claims; fluctuations in foreign currency exchange and interest rates; general economic, political, business and market risks associated with the Company's international operations and transactions; loss of key employees; variability in operating results associated with unanticipated increases in warranty returns of Company products; technological security threats; financial distress of third parties; our ability to protect our intellectual property; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; the pricing and availability of raw materials; the cost of compliance with environmental, health and safety laws; claims that our products or processes infringe intellectual property rights of others; additional liabilities related to taxes; deterioration of employee or labor relations; increased governmental regulation; risk of potential violations of the Foreign Corrupt Practices Act; the impact of severe weather; regulations governing the export of our products; fluctuations or adjustments in the Company’s effective tax rate; risks associated with our indebtedness, leverage and liquidity; and volatility and fluctuations in the price of the Company’s stock.

For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and South America. For more information, visit: http://www.chartindustries.com.

Use of Non-GAAP Financial Information:

To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by SEC rules are used.  The non-GAAP measures included in this news release have been reconciled to the comparable GAAP measures within an accompanying table, shown on the last page of this news release.

As previously announced, the Company will discuss its fourth quarter and year 2015 results on a conference call on Thursday, February 25, 2016 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chartindustries.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 48698557. The telephone replay will be available beginning 1:30 p.m. ET, Thursday February 25, 2016 until 11:59 p.m. ET, Thursday, March 3, 2016.

For more information, click here:
http://ir.chartindustries.com/

Contact:

Ken Webster
Vice President, Chief Accounting
Officer and Controller
216-626-1216
ken.webster@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Sales	$260,756	$326,061	$1,040,160	$1,192,952
Cost of sales (1)	187,984	229,167	751,696	835,098
Gross profit	72,772	96,894	288,464	357,854
Selling, general and administrative expenses	53,896	50,802	200,794	201,752
Amortization expense	4,234	4,480	17,333	17,945
Asset impairments	253,560	—	253,560	—
Operating expenses, net	311,690	55,282	471,687	219,697
Operating (loss) income (2)	(238,918)	41,612	(183,223)	138,157
Other expenses (income):
Interest expense, net	3,977	4,111	15,971	16,631
Financing costs amortization	321	413	1,290	1,392
Foreign currency loss (gain)	577	(46)	1,348	970
Other expenses, net	4,875	4,478	18,609	18,993
(Loss) income before income taxes	(243,793)	37,134	(201,832)	119,164
Income tax expense, net	(12,649)	9,924	2,684	36,092
Net (loss) income	(231,144)	27,210	(204,516)	83,072
Noncontrolling interests, net of taxes	(1,021)	263	(1,556)	1,208
Net (loss) income attributable to Chart Industries, Inc.	$(230,123)	$26,947	$(202,960)	$81,864
Net (loss) income attributable to Chart Industries, Inc. per common share:
Basic	$(7.54)	$0.89	$(6.66)	$2.69
Diluted	$(7.54)	$0.88	$(6.66)	$2.67
Weighted average number of common shares outstanding:
Basic	30,512	30,403	30,493	30,384
Diluted	30,512	30,634	30,493	30,666
_______________

(1)
Includes recovery of $5,003 reducing cost of sales for the three and twelve months ended December 31, 2014 from an escrow settlement for breaches of representations and warranties relating to warranty costs (which are in excess of the settlement amount) for certain product lines acquired from AirSep Corporation (“AirSep”) in 2012.

(2)
Includes depreciation expense of $7,080 and $7,100 for the three months ended December 31, 2015 and 2014, respectively, and $28,115 and $25,231 for the twelve months ended December 31, 2015 and 2014, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net Cash Provided By Operating Activities	$46,893	$52,612	$101,989	$118,717
Investing Activities
Capital expenditures	(10,973)	(19,249)	(47,039)	(62,135)
Payments for China land use rights	—	—	(11,043)	—
Government grant	8,650	—	8,650	—
Proceeds from sale of assets	30	(99)	425	1,593
Acquisition of businesses, net of cash acquired	—	—	(24,517)	(11,943)
Net Cash Used In Investing Activities	(2,293)	(19,348)	(73,524)	(72,485)
Financing Activities
Borrowings on revolving credit facilities	—	80,935	68,827	88,819
Repayments on revolving credit facilities	—	(83,910)	(67,196)	(87,162)
Payments on long-term debt	—	(65,624)	—	(68,437)
Payments for debt issuance costs	—	(1,321)	—	(1,321)
Payment of contingent consideration	—	—	(611)	(741)
Proceeds from exercise of stock options	—	57	486	763
Excess tax (deficiency) benefit from share-based compensation	(352)	106	(890)	1,859
Common stock repurchases	(99)	(41)	(948)	(3,367)
Dividend distribution to noncontrolling interests	—	—	(120)	(1,206)
Other financing activities	—	—	(156)	—
Net Cash Used In Financing Activities	(451)	(69,798)	(608)	(70,793)
Effect of exchange rate changes on cash	(2,978)	(232)	(7,805)	(9,128)
Net increase (decrease) in cash and cash equivalents	41,171	(36,766)	20,052	(33,689)
Cash and cash equivalents at beginning of period	82,537	140,422	103,656	137,345
Cash and Cash Equivalents At End of Period	$123,708	$103,656	$123,708	$103,656

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Cash and cash equivalents	$123,708	$103,656
Other current assets	463,522	511,450
Property, plant and equipment, net	266,277	257,645
Goodwill	218,390	405,522
Identifiable intangible assets, net	106,714	153,666
Other assets, net	23,365	30,124
TOTAL ASSETS	$1,201,976	$1,462,063

LIABILITIES AND EQUITY
Current liabilities	$262,039	$287,759
Long-term debt	215,634	204,099
Other long-term liabilities	48,567	83,125
Equity	675,736	887,080
TOTAL LIABILITIES AND EQUITY	$1,201,976	$1,462,063

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Sales
Energy & Chemicals	$73,771	$110,159	$330,968	$388,018
Distribution & Storage	131,083	159,976	487,557	578,806
BioMedical	55,902	55,926	221,635	226,128
Total	$260,756	$326,061	$1,040,160	$1,192,952
Gross Profit
Energy & Chemicals	$23,717	$33,253	$94,605	$113,932
Distribution & Storage	33,937	39,524	123,454	162,191
BioMedical (1)	15,118	24,117	70,405	81,731
Total	$72,772	$96,894	$288,464	$357,854
Gross Profit Margin
Energy & Chemicals	32.1%	30.2%	28.6%	29.4%
Distribution & Storage	25.9%	24.7%	25.3%	28.0%
BioMedical	27.0%	43.1%	31.8%	36.1%
Total	27.9%	29.7%	27.7%	30.0%
Operating (Loss) Income (1) (2) (3)
Energy & Chemicals	$(55,258)	$24,023	$(8,138)	$79,665
Distribution & Storage	10,835	20,899	41,732	85,213
BioMedical	(180,313)	9,915	(164,284)	25,694
Corporate	(14,182)	(13,225)	(52,533)	(52,415)
Total	$(238,918)	$41,612	$(183,223)	$138,157
_______________

(1)
Includes recovery of $5,003 increasing gross profit for the three and twelve months ended December 31, 2014 from an escrow settlement for breaches of representations and warranties relating to warranty costs (which are in excess of the settlement amount) for certain product lines acquired from AirSep in 2012.

(2)
Includes asset impairment charges of $253,560 (attributed to Energy & Chemicals $68,796, Distribution & Storage $464, and BioMedical $184,300) for the three months ended December 31, 2015 and $255,116 (attributed to Energy & Chemicals $68,796, Distribution & Storage $2,020, and BioMedical $184,300) for the twelve months ended December 31, 2015.

(3)
Includes acquisition-related costs, retention and severance costs, and facility startup and shutdown costs of $4,663 and $1,066 for the three months ended December 31, 2015 and 2014, respectively, and $12,094 and $5,222 for the twelve months ended December 31, 2015 and 2014, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2015	September 30, 2015	December 31, 2015	December 31, 2014
Orders
Energy & Chemicals	$45,446	$76,872	$187,657	$339,357
Distribution & Storage	130,630	124,730	529,080	591,765
BioMedical	55,077	51,255	218,090	218,125
Total (1)	$231,153	$252,857	$934,827	$1,149,247

	As of
	December 31, 2015	September 30, 2015	December 31, 2015	December 31, 2014
Backlog
Energy & Chemicals	$151,638	$179,654	$151,638	$294,204
Distribution & Storage(2)	206,518	220,425	206,518	328,350
BioMedical	16,456	16,556	16,456	17,509
Total	$374,612	$416,635	$374,612	$640,063
_______________

(1)	We previously reported orders of $1,116,037 for 2014, which was net of $33,210 of adjustments. This has been updated to conform to the current presentation.

(2)
Backlog was reduced by $149,971 during 2015 for the removal of D&S orders, primarily in China, that exceeded the expected time of performance and circumstances suggested that customers were not likely to take delivery in the future.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE (UNAUDITED)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
(Loss) earnings per diluted share	$(7.54)	$0.88	$(6.66)	$2.67
Asset impairments	7.68	—	7.68	—
Escrow recovery	—	(0.16)	—	(0.16)
Acquisition-related costs, retention and severance	0.04	0.02	0.14	0.09
Facility startup costs	—	—	—	0.03
Facility shutdown costs	0.01	—	0.09	—
Adjusted earnings per diluted share	$0.19	$0.74	$1.25	$2.63